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                                                        SEC USE ONLY
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                                               DCOUMENT SEQUENCE NO.

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                                               CUSIP NUMBER

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                                               WORK LOCATION

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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 144

                    NOTICE OF PROPOSED SALE OF SECURITIES
            PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

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1. (a) NAME OF ISSUER (Please type or print)

       KELLWOOD COMPANY
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(b) IRS IDENT. NO.

    36-2472410
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(c) S.E.C. FILE NO.
    1-7340
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(d)  ADDRESS OF ISSUER       STREET    CITY    STATE    ZIP CODE

600 Kellwood Parkway, Chesterfield, MO 63017
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(e)  TELEPHONE               AREA CODE    NUMBERS

314 576-3310
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2. (a)  NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

John A. Turnage
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(b)  IRS IDENT. NO.                            (c) RELATIONSHIP TO ISSUER

N/A                                                Officer
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(d)  ADDRESS                 STREET    CITY    STATE    ZIP CODE

c/o Kellwood Company, 600 Kellwood Parkway, Chesterfield, MO 63017
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INSTRUCTION: The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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3. (a)  TITLE OF THE CLASS OF SECURITIES TO BE SOLD

Common
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(b) NAME AND ADDRESS OF EACH BROKER THROUGH WHOM THE SECURITIES ARE TO BE OFFERED OR EACH MARKET MAKER WHO IS ACQUIRING THE SECURITIES

Salomon Smith Barney
7701 Forsyth Blvd., Suite 1200
St. Louis, MO 63105
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SEC USE ONLY      BROKER-DEALER FILE NUMBER

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(c)  NUMBER OF SHARES OR OTHER UNITS           (d) AGGREGATE MARKET
     TO BE SOLD                                    VALUE
     (See Instr. 3(c))                             (See Instr. 3(d))

7,000                                              $201,950.00
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(e)  NUMBER OF SHARES OR OTHER UNITS           (f) APPROXIMATE DATE OF SALE
     OUTSTANDING                                   (See Instr. 3(f))
     (See Instr. 3(e))                             (MO. DAY YR.)

25,564,920                                          3/11/03
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(g)  NAME OF EACH SECURITIES EXCHANGE
     (See Instr. 3(g))

NYSE
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INSTRUCTIONS:
1. (a)  Name of issuer
   (b)  Issuer's I.R.S. Identification Number
   (c)  Issuer's S.E.C. file, if any
   (d)  Issuer's address, including zip code
   (e)  Issuers's telephone number, including area code

2. (a)  Name of person for whose acount the securities are to be sold
   (b)  Such person's I.R.S. identification number, if such person is an entity
   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
   (d)  Such person's address, including zip code

3. (a)  Title of the class of securities to be sold
   (b) Name and address of each broker through whom the securities are intended to be sold
   (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
   (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
   (e) Number of shares or other units of the class outstanding, or if debt securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
   (f)  Approximate date on which the securities are to be sold
   (g) Name of each securities exchange, if any, on which the securities are intended to be sold

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
   RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                            SEC 1147 (10-00)

                      TABLE I -- SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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TITLE OF             DATE YOU                NATURE OF
THE CLASS            ACQUIRED                ACQUISITION TRANSACTION

Common               Various                 Employer compensatory plan
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NAME OF PERSON FROM WHOM ACQUIRED            AMOUNT OF SECURITIES
(If gift, also give date donor acquired)     ACQUIRED

                                             7,000
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DATE OF PAYMENT                              NATURE OF PAYMENT


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INSTRUCTIONS:
1. If the securities  were  purchased    2. If within two years after the
   and full payment therefor was not        acquisition of the securities the
   made in cash at the time of purchase,    person for whose account they are
   explain in the table or in a note        to be sold had any short positions,
   thereto the nature of the considera-     put or other option to dispose of
   ation given. If the consideration        securities referred to in para-
   consisted of any note or other           graph (d)(3) of Rule 144, furnish
   obligation, or if payment was made       full information with respect
   in installments describe the arrange-    thereto.
   ment and state when the note or other
   obligation was discharged in full or
   the last installment paid.
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            TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold
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NAME AND ADDRESS OF SELLER

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TITLE OF SECURITIES SOLD                     DATE OF SALE

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AMOUNT OF SECURITIES SOLD                    GROSS PROCEEDS

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REMARKS:

INSTRUCTIONS:
See the definition of "person" in paragraph (a) of Rule 144. Information is to be be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

         3/11/03
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     DATE OF NOTICE

ATTENTION:
The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.

                     /s/ John A. Turnage
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                         (SIGNATURE)

The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)
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                                                            SEC 1147 (10-00)